Aperio Group, LLC
BlackRock (Luxembourg) S.A.
BlackRock (Netherlands) B.V.
BlackRock (Singapore) Limited
BlackRock Advisors (UK) Limited
BlackRock Advisors, LLC
BlackRock Asset Management Canada Limited
BlackRock Asset Management Ireland Limited
BlackRock Asset Management North Asia Limited
BlackRock Asset Management Schweiz AG
BlackRock Financial Management, Inc.
BlackRock France SAS
BlackRock Fund Advisors
BlackRock Fund Managers Ltd
BlackRock Institutional Trust Company, National Association
BlackRock International Limited
BlackRock Investment Management (Australia) Limited
BlackRock Investment Management (UK) Limited
BlackRock Investment Management, LLC
BlackRock Japan Co., Ltd.
BlackRock Life Limited
BlackRock Mexico Operadora, S.A. de C.V., Sociedad Operador
SpiderRock Advisors, LLC



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.